Exhibit 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT TO ACQUIRE MAJOR AUSTRALIAN SKINCARE BRANDS
•	Dr. LeWinn’s is the highest selling skincare brand in Australian pharmacies

•	Hissyfit and Revitanail/Renunail brands also included in acquisition
     ALISO VIEJO, Calif., September 30, 2009 — Valeant Pharmaceuticals International (NYSE:VRX) today announced that it has agreed to acquire Private Formula International Holdings Pty Limited, a leading skincare company. Through its acquisition of Private Formula International, Valeant is acquiring global rights to the following: Dr. LeWinn’s brands, a premium skincare line, Hissyfit, a newly launched anti-aging skin care line, and Revitanail (Renunail in the U.S. and United Kingdom), a line of nail strengtheners. Dr. LeWinn’s is distributed throughout Australia in over 2,500 pharmacies, as well as through major department stores, and has current annualized sales of approximately $27 million.
     Under the terms of the purchase agreement, at closing Valeant will pay approximately $69 million and will issue 162,500 shares of Valeant common stock. These shares will be placed in escrow for four years and be subject to indemnity claims from Valeant. The transaction, which is subject to customary closing conditions, is projected to close in early October and is expected to be accretive to Valeant in 2010.
     “We look forward to adding Dr. LeWinn’s prestigious line of skincare products to Valeant’s growing dermatology portfolio,” stated J. Michael Pearson, chairman and chief executive officer. “This acquisition will allow Valeant Australia to become a leading dermatology company in Australia with brands that are complementary to our current portfolio and will dramatically increase our presence in the pharmacy over-the-counter (OTC) channel. We believe that Dr. LeWinn’s strong brand recognition and wide distribution network will provide us with a solid platform for continued growth in Australasia.”
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements, including, but not limited to, statements regarding the consummation of the acquisition, Dr. LeWinn’s impact on Valeant’s dermatology portfolio, the potential for Valeant Australia to become a leading dermatology company in Australia, Valeant’s increased presence in the OTC channel and the impact on the acquisition on Valeant’s results of operation. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the U.S. Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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